Exhibit 99.1

New Mountain Finance Corporation
Pro Forma Consolidated Statements of Assets and Liabilities

in thousands	December 31, 2025	Pro Forma Adjustments (1)		Pro Forma December 31, 2025
Assets
Total investments at fair value	2,742,013	(467,980)	(2)	2,274,033
Cash and cash equivalents	80,718	60,355	(3)	141,073
All other assets	80,122	-		80,122
Total assets	$ 2,902,853	$ (407,625)		$ 2,495,228

Liabilities
Borrowings
Unsecured Notes	991,585	-		991,585
Holdings Credit Facility	420,063	(232,116)		187,947
Other borrowings	259,404	(140,287)		119,117
Net borrowings	1,671,052	(372,403)		1,298,649
All other liabilities	43,545	-		43,545
Total liabilities	1,714,597	(372,403)		1,342,194

Net Assets
Paid in capital in excess of par	1,354,726	-		1,354,726
Accumulated overdistributed earnings	(121,676)	(35,222)		(156,898)
Other	(50,873)	-		(50,873)
Total net assets of New Mountain Finance Corporation	1,182,177	(35,222)		1,146,955
Non-controlling interest in New Mountain Net Lease Corporation	6,079	-		6,079
Total net assets	1,188,256	(35,222)		1,153,034
	-
Total liabilities and net assets	2,902,853	(407,625)		2,495,228

(1) Pro forma adjustment represents the impact of the Asset Sale at 94% of December 31, 2025 fair value
(2) Fair value of assets sold as of December 31, 2025, inclusive of partial paydown received by the Company and asset purchase made by the Company on 3/12
(3) Includes estimated seller and transaction expenses

New Mountain Finance Corporation

Pro Forma Consolidated Statements of Operations

	Year ended		Year ended
in thousands	December 31, 2025	Pro Forma Adjustments (1)	Pro Forma December 31, 2025

Investment income
From non-controlled/non-affiliated investments	$ 236,589	-	$ 236,589
From non-controlled/affiliated investments	8,522	-	8,522
From controlled investments	81,973	-	81,973
Total investment income	327,084	-	327,084

Expenses
Total incentive fees	30,761	-	30,761
Management fee	38,787	-	38,787
Interest and other financing expenses	123,718	-	123,718
All other expenses	(2,540)	-	(2,540)
Net expenses including income tax expense	190,726	-	190,726
Net investment income	136,358	-	136,358

Net realized and unrealized losses	(119,385)	(35,222)	(154,607)
Net increase (decrease) in net assets resulting from operations	16,973	(35,222)	(18,249)
Less: Net increase in net assets resulting from operations related to non-controlling interests in New Mountain Net Lease Corporation	(485)	-	(485)
Net increase (decrease) in net assets resulting from operations related to New Mountain Finance Corporation	$ 16,488	$ (35,222)	$ (18,734)

(1) Pro forma adjustment represents the impact of the Asset Sale at 94% of December 31, 2025 fair value